EXHIBIT 99

FOR IMMEDIATE RELEASE:	Contact:	Michael F. Brigham
April 3, 2003		President and Chief Executive Officer (207) 878-2770 Ext. 3106

IMMUCELL ANNOUNCES STOCK REPURCHASE PROGRAM

PORTLAND, Maine – April 3, 2003 — ImmuCell Corporation (NASDAQ: ICCC) today announced that its Board of Directors has approved a program to repurchase up to 100,000 shares of its common stock in open market transactions, private transactions, or otherwise.

Repurchases under the program are to be made from time to time at the discretion of management and as market conditions warrant. There is no guarantee as to the exact number of shares, if any, to be repurchased by the Company. The present plan of the Company is to hold any repurchased shares as treasury stock to be used for general corporate purposes. The maximum of 100,000 shares represents approximately 3.7% of the Company’s outstanding common stock as of March 31, 2003.

“We believe that our stock is undervalued at current market prices and thus is a good investment. The current market price of our shares provides us with the unique opportunity, through a share repurchase program, to reduce the number of shares outstanding,” commented Michael F. Brigham, president and CEO. “As a result of our continued profitability and the cash from three significant transactions that we have closed in the last six months, we believe we have ample financing to carry out this repurchase program together with the important 2003 product development objectives pertaining to Mast Out™, which objectives are detailed in our Form 10-K for the year ended December 31, 2002.”

ImmuCell Corporation is a biotechnology company dedicated to benefiting its employees and shareholders through innovative and proprietary products that improve animal health and productivity in the dairy and beef industry. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.ImmuCell.com.

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